Exhibit 99. 1

NEWS RELEASE

Visteon Announces Record First-Quarter 2017 Results

•	Delivered strong financial performance

•	Record electronics sales of $810 million

•	Record electronics adjusted EBITDA of $101 million

•	Net income of $63 million

•	Awarded $1.5 billion in new business

•	Infotainment represents largest share

•	Third SmartCore™ award – first in China

•	Record $16.7 billion order backlog

•	Executed $125 million share repurchase

VAN BUREN TOWNSHIP, Mich., April 27, 2017 — Visteon Corporation (NYSE: VC) today announced first-quarter 2017 results, reporting sales of $810 million compared with $802 million in 2016. First-quarter net income attributable to Visteon was $63 million or $1.91 per diluted share for 2017, compared with $19 million or $0.49 per diluted share for 2016.

First-quarter Electronics sales were $810 million compared with $793 million for the same period in 2016. Electronics first-quarter net income was $55 million or $1.67 per diluted share for 2017, compared with $38 million or $0.99 per diluted share for 2016.

Electronics adjusted EBITDA, a non-GAAP financial measure as defined below, was $101 million for the first quarter, compared with $94 million in the same period last year. Electronics adjusted net income, a non-GAAP financial measure as defined below, was $57 million for the first quarter or $1.73 per diluted share, compared with $52 million or $1.35 per diluted share in the first quarter of 2016.

During the first quarter, global vehicle manufacturers awarded Visteon new business of $1.5 billion in lifetime revenue. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $16.7 billion as of March 31, 2017, up from $16.5 billion at the end of 2016.

“We had a strong first quarter, highlighted by record Electronics sales and adjusted EBITDA,” said Visteon President and CEO Sachin Lawande. “We won significant new business that raised our order backlog to an all-time high, with noteworthy wins in infotainment and in Asia – including our third SmartCore™ cockpit domain controller win and our first in China. We also benefited from key product launches at the end of 2016 and in early 2017. Our continued focus on operational improvements helped drive adjusted EBITDA as a percent of sales to 12.5 percent.”

First Quarter in Review

Visteon Corporation

First-quarter sales were $810 million, compared with $802 million for the same period in 2016. The $8 million increase is primarily related to higher electronics production volumes and new product launches, partially offset by unfavorable currency and the exit of other operations.

Gross margin was $131 million, compared with $121 million a year earlier. The $10 million increase in gross margin reflected higher sales and the exit of other climate operations. Selling, general and administrative expenses were $51 million for the first quarter of 2017, compared with $56 million for the first quarter of 2016.

For the first quarter of 2017, the company reported net income attributable to Visteon of $63 million or $1.91 per diluted share, compared with $19 million or $0.49 per diluted share for the same period in 2016. First-quarter 2017 net income included income of $8 million from discontinued operations, net of tax; and $2 million of restructuring, transformation and related costs.

Electronics Product Group

Sales totaled $810 million and $793 million during the first quarter of 2017 and 2016, respectively, for an increase of $17 million, resulting from higher volume and product mix, particularly in Europe and China. Unfavorable currency movements and contractual customer pricing reductions partially offset the increase. On a regional basis, Asia accounted for 37 percent of sales, Europe 33 percent, North America 28 percent, and South America 2 percent.

Gross margin for the first quarter of 2017 was $131 million, compared with $126 million a year earlier. The $5 million increase in gross margin reflected the impact of higher sales volume, material cost efficiencies and a decline in engineering expenses, partially offset by customer pricing.

Adjusted EBITDA for the Electronics Product Group was $101 million for the first quarter of 2017, compared with $94 million for the same quarter last year. The improvement was primarily driven by increased vehicle production volumes and new business, and favorable currency. Manufacturing, engineering, and sales, general and administrative cost efficiencies were offset by customer pricing and higher warranty costs. Selling, general and administrative expenses were $51 million for the first quarter, compared with $56 million for the first quarter of 2016. Adjusted EBITDA margins were 12.5 percent for the first quarter of 2017, a 60-basis point improvement from prior-year levels.

For the first quarter of 2017, net income was $55 million or $1.67 per diluted share, compared with net income of $38 million or $0.99 per diluted share for the same period in 2016. First-quarter 2017 net income included $2 million of restructuring, transformation and related costs. Adjusted net income, which excludes these items, was $57 million or $1.73 per diluted share in 2017, compared with $52 million or $1.35 per diluted share in 2016.

Other Operations

By the end of 2016, Visteon exited its other operations, consisting of climate operations in South America and South Africa. The first quarter of 2016 included sales of $9 million, negative adjusted EBITDA of $5 million and a net loss of $5 million.

Cash and Debt Balances

As of March 31, 2017, Visteon had global cash and equivalents totaling $692 million. During the first quarter of 2017, Visteon paid $125 million to purchase shares of its common stock and $47 million to repurchase the India electronics business in connection with the 2015 climate transaction. Total debt as of March 31 was $396 million.

For the first quarter of 2017, cash from operations was a use of $10 million, capital expenditures were $32 million and adjusted free cash flow was a use of $30 million. The first quarter typically reflects an outflow of cash due to timing of working capital movements.

In March 2017, Visteon amended its revolving and term loan credit facilities. The amendment extended the maturity dates of each facility by three years, reduced the applicable interest rate margin on each facility by 50 basis points and upsized the revolving facility by $100 million to $300 million.

Share Repurchases

During the first quarter of 2017, Visteon entered into an Accelerated Stock Repurchase (ASR) with a third party to purchase shares of its common stock for a payment of $125 million and received 1,062,022 shares, representing 80 percent of the expected shares. This ASR is expected to be completed by May 8, 2017. The company has $275 million remaining under its current share repurchase authorization.

Full-Year 2017 Outlook

Visteon affirmed its full-year 2017 guidance for its key financial metrics. The company projects 2017 sales of $3.1 billion to $3.2 billion. Adjusted EBITDA is projected in the range of $355 million to $370 million. Adjusted free cash flow, as defined below, for the Electronics Product Group is projected in the range of $165 million to $180 million.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, telematics and SmartCore™ cockpit domain controllers. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 19 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, April 27, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 866-411-5196

Outside U.S./Canada: 970-297-2404

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, related presentation materials and other supplemental information will be accessible in the investors section of Visteon’s website. A news release on Visteon’s first-quarter results will be available in the news section of the website.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 4521457. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31
	2017	2016
Sales	$810	$802
Cost of sales	679	681

Gross margin	131	121
Selling, general and administrative expenses	51	56
Restructuring expense	1	10
Interest expense, net	5	2
Equity in net income of non-consolidated affiliates	2	—
Other expense, net	1	4

Income before income taxes	75	49
Provision for income taxes	16	13

Net income from continuing operations	59	36
Income (loss) from discontinued operations, net of tax	8	(13)

Net income	67	23
Net income attributable to non-controlling interests	4	4

Net income attributable to Visteon Corporation	$63	$19

Earnings per share data:
Basic earnings per share
Continuing operations	$1.69	$0.84
Discontinued operations	0.25	(0.34)

Basic earnings per share attributable to Visteon Corporation	$1.94	$0.50

Diluted earnings per share
Continuing operations	$1.67	$0.83
Discontinued operations	0.24	(0.34)

Diluted earnings per share attributable to Visteon Corporation	$1.91	$0.49

Average shares outstanding (in millions)
Basic	32.5	38.1
Diluted	33.0	38.5

Comprehensive income:
Comprehensive income	$90	$42
Comprehensive income attributable to Visteon Corporation	$85	$38

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31 2017	December 31 2016
ASSETS
Cash and equivalents	$688	$878
Restricted cash	4	4
Accounts receivable, net	552	505
Inventories, net	162	151
Other current assets	174	170

Total current assets	1,580	1,708

Property and equipment, net	346	345
Intangible assets, net	128	129
Investments in non-consolidated affiliates	37	45
Other non-current assets	147	146

Total assets	$2,238	$2,373

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$49	$36
Accounts payable	463	463
Accrued employee liabilities	87	103
Other current liabilities	224	309

Total current liabilities	823	911

Long-term debt	347	346
Employee benefits	302	303
Deferred tax liabilities	20	20
Other non-current liabilities	66	69

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,302	1,327
Retained earnings	1,332	1,269
Accumulated other comprehensive loss	(211)	(233)
Treasury stock	(1,876)	(1,778)

Total Visteon Corporation stockholders’ equity	548	586
Non-controlling interests	132	138

Total equity	680	724

Total liabilities and equity	$2,238	$2,373

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended
	March 31
	2017	2016
OPERATING
Net income	$67	$23
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	19	21
Equity in net income of non-consolidated affiliates, net of dividends remitted	(2)	—
Non-cash stock-based compensation	2	2
Gain on India operations repurchase	(7)	—
Loss on divestitures and impairments	1	1
Other non-cash items	3	—
Changes in assets and liabilities:
Accounts receivable	(39)	(24)
Inventories	(8)	9
Accounts payable	18	4
Accrued income taxes	—	(43)
Other assets and other liabilities	(64)	(51)

Net cash used by operating activities	(10)	(58)
INVESTING
Capital expenditures	(32)	(25)
India operations repurchase	(47)	—
Climate Transaction withholding tax refund	—	356
Short-term investments	—	47
Loan to non-consolidated affiliates, net of repayments	—	(8)
Proceeds from asset sales and business divestitures	10	3

Net cash (used by) provided from investing activities	(69)	373
FINANCING
Short-term debt, net	15	—
Principal payments on debt	(2)	(1)
Distribution payment	(1)	(1,736)
Repurchase of common stock	(125)	(500)
Stock based compensation tax withholding payments	(1)	(11)
Other	(3)	—

Net cash used by financing activities	(117)	(2,248)
Effect of exchange rate changes on cash and equivalents	6	7

Net decrease in cash and equivalents	(190)	(1,926)
Cash and equivalents at beginning of period	878	2,729

Cash and equivalents at end of period	$688	$803

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected as assets held for sale within other current assets on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
Total Visteon	2017	2016	2017
Electronics	$101	$94
Other	—	(5)

Adjusted EBITDA	101	89	$355-370

Depreciation and amortization	19	21	85
Restructuring expense	1	10	10
Interest expense, net	5	2	15
Equity in net income of non-consolidated affiliates	(2)	—	(5)
Other expense, net	1	4	5
Provision for income taxes	16	13	60
(Income) loss from discontinued operations, net of tax	(8)	13	—
Non-cash, stock-based compensation expense	2	3	10
Net income attributable to non-controlling interests	4	4	20

Net income attributable to Visteon	$63	$19	$155 - $170

	Three Months Ended
	March 31
Electronics	2017	2016
Adjusted EBITDA	$101	$94
Depreciation and amortization	19	21
Restructuring expense	1	10
Interest expense, net	5	2
Equity in net income of non-consolidated affiliates	(2)	—
Other expense, net	1	3
Provision for income taxes	16	13
Net income attributable to non-controlling interests	4	4
Non-cash, stock-based compensation expense	2	2
Other	—	1

Net income	$55	$38
(Income) loss from discontinued operations, net of tax	(8)	13
All other income, net of tax	—	6

Net income attributable to Visteon	$63	$19

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the

Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	March 31
Total Visteon	2017	2016
Cash used by operating activities - Electronics	$(10)	$(13)
Cash used by operating activities - discontinued operations and other	—	(45)

Cash used by operating activities total Visteon	$(10)	$(58)
Capital expenditures	(32)	(25)

Free cash flow	$(42)	$(83)
Restructuring/transformation-related payments	12	55

Adjusted free cash flow	$(30)	$(28)

	Three Months Ended
	March 31		Estimated
Electronics	2017	2016	Full Year 2017*
Cash used by operating activities	$(10)	$(13)	$205 - $220
Capital expenditures	(32)	(24)	(80)

Free cash flow	$(42)	$(37)	$125 - $140
Restructuring/transformation-related payments	12	15	40

Adjusted free cash flow	$(30)	$(22)	$165 - $180

*	Guidance excludes the restructuring, transformation payments associated with other legacy and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability, providing comparability between periods by excluding certain items that may not be indicative of recurring business operating results. The Company believes management and investors benefit from referring to these supplemental measures in assessing company performance and when planning, forecasting and analyzing future periods. The Company defines Adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on debt extinguishment, loss on divestiture, gain on non-consolidated affiliate transactions, other net expenses, other non-operating gains and losses, discontinued operations and related tax effects. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31
Net income attributable to Visteon:	2017	2016
Electronics	$55	$38
Other/discontinued operations	8	(19)

Net income attributable to Visteon	$63	$19

	Three Months Ended March 31, 2017
	Electronics	Other/ Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$55	$8	$63
Average shares outstanding, diluted (in millions)	33.0	33.0	33.0

Diluted earnings per share	$1.67	$0.24	$1.91

Adjusted earnings per share:
Net income attributable to Visteon	$55	$8	$63
Restructuring expense	1	—	1
Other expense, net	1	—	1
(Income) loss from discontinued operations, net of tax	—	(8)	(8)

Adjusted net income	$57	$—	$57
Average shares outstanding, diluted (in millions)	33.0	33.0	33.0

Adjusted earnings per share	$1.73	$—	$1.73

	Three Months Ended March 31, 2016
	Electronics	Other/ Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$38	$(19)	$19
Average shares outstanding, diluted (in millions)	38.5	38.5	38.5

Diluted earnings per share	$0.99	$(0.49)	$0.49

Adjusted earnings per share:
Net income attributable to Visteon	$38	$(19)	$19
Restructuring expense	10	—	10
Other expense, net	3	1	4
Other	1	—	1
(Income) loss from discontinued operations, net of tax	—	13	13

Adjusted net income	$52	$(5)	$47
Average shares outstanding, diluted (in millions)	38.5	38.5	38.5

Adjusted earnings per share	$1.35	$(0.13)	$1.22

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.